Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:
Jim Burrows	Jim Buckley
President and CEO	Executive Vice President
CRA International, Inc.	Sharon Merrill Associates, Inc.
617-425-3700	617-542-5300

CRA INTERNATIONAL ANNOUNCES EXECUTIVE APPOINTMENT

J. Phillip Cooper Promoted to Vice Chairman;  Financial Management Veteran
Wayne D. Mackie Will Join CRA to Become Vice President and CFO

BOSTON, June 9, 2005 — CRA International, Inc. (NASDAQ: CRAI), a leading provider of economic, financial and business strategy consulting, today announced that J. Phillip Cooper has been promoted to the newly created position of vice chairman and executive vice president.  He previously served as CRA’s executive vice president and CFO.  Wayne D. Mackie, a 30-year veteran of Arthur Andersen LLP and former head of the firm’s technology practice in Boston, will succeed Cooper as vice president and CFO of CRA.  Mr. Mackie is expected to join CRA at the beginning of July.

In announcing these changes, Burrows said, “I am thrilled that Phil Cooper will be joining me in the Office of the President and CEO and that Wayne Mackie will become a member of CRA’s senior management team.  The decision to create the position of vice chairman and executive vice president reflects the rapid growth of CRA’s business and the increasingly global scope of its operations.  The breadth and depth of Phil’s experience and his record of success since coming to CRA make him ideally qualified for these new responsibilities.  At the same time, CRA will benefit from Wayne Mackie’s exceptional talents and proven approach to corporate financial management.  We look forward to a long and mutually beneficial association with Wayne.”

In his new position as CFO, Mackie, age 56, will report to Burrows, while working closely with Cooper to ensure the full integration of CRA’s financial and operational management activities.  Mackie’s extensive career in corporate finance includes 30 years at Arthur Andersen LLP, where he served as partner-in-charge of the Boston office’s Technology Practice and performed special consulting assignments for firm-wide management.  Following his tenure at Arthur Andersen, Mackie served as a consultant to Carlin, Charron & Rosen LLP, an accounting, tax, and business advisory firm.  Most recently he was Managing Director, Financial Operations, at Beacon Capital Partners, a private equity firm focused on commercial real estate.  He received an MS from the Wharton School of the University of Pennsylvania and BS from Babson College.  Mackie is a member of the boards of directors of Novell, Inc., and the Massachusetts Eye and Ear Infirmary.

In addition to continuing to manage CRA’s corporate development function, Cooper will be responsible for the integration of acquisitions and group hires in cooperation with CRA’s group vice presidents.  Cooper will also help these practice leaders meet growth and profitability targets, and evaluate investments in practices and offices.  The functional heads of marketing, corporate development, legal, and human resources will report to Cooper, who has been assigned corporate management responsibility for these functions.  He also will manage the business planning process for the corporation.

About CRA

Founded in 1965, CRA International is an economics, finance, and business consulting firm that works with businesses, law firms, accounting firms, and governments in providing a wide range of services.  CRA combines economic and financial analysis with expertise in litigation and regulatory support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  The firm is distinguished by a corporate philosophy of providing responsive, top-quality consulting; an interdisciplinary team approach; unsurpassed economic, financial, and other analytic skills; and pragmatic business insights.  In addition to its corporate headquarters in Boston and international offices in Brussels, Canberra, Dubai, Hong Kong, London, Melbourne, Mexico City, Sydney, Toronto, and Wellington, CRA also has U.S. offices in Cambridge, Chicago, College Station, Dallas, Houston, New York, Oakland, Pasadena, Philadelphia, Salt Lake City, Silicon Valley, and Washington, D.C.  Detailed information about CRA can be found at www.crai.com.

# # #